Exhibit 10.3
NATIONAL FUEL GAS COMPANY
TOPHAT PLAN
Adopted March 20, 1997
Amended September 20, 2007
Current as of September 20, 2007

i

TABLE OF CONTENTS
(continued)

ii

NATIONAL FUEL GAS COMPANY
TOPHAT PLAN
Preamble
     National Fuel Gas Company has adopted the National Fuel Gas Company Tophat Plan (“Plan”) to help attract and retain high caliber employees in high-level management positions, to provide such employees with a tax-favored vehicle to accumulate assets and to enhance retirement benefits, to restore benefits lost to employees under the TDSP as a result of the effect of Legal Limits upon their receipt of Company matching contributions in the TDSP, and to restore benefits lost to employees under the Retirement Plan as a result of their participation in the DCP (with respect to persons not eligible for the ERP). Notwithstanding the above, the only employees eligible to receive benefits under this Plan are highly-compensated employees as defined by the Code and its corresponding regulations, as the same may be amended from time to time.
     The tophat benefits provided by this Plan were previously contained within the DCP. These tophat benefits have now been segregated into this separate Plan document, in part because federal legislation enacted in 1996 (which limits the ability of states to impose a source tax on retirement benefits earned within such states) may penalize employees unless the provisions authorizing tophat benefits are reflected in a separate plan, and in part to more fully and accurately describe the tophat benefits.
     This Plan has been amended to comply with the requirements of Section 409A of the Code.
ARTICLE 1
Definitions
     For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
     1.1 “AARCIP” shall mean the National Fuel Gas Company Annual At Risk Compensation Incentive Program, as amended from time to time or any successor thereto.
     1.2 “Base Salary” shall mean gross cash compensation per regular payroll period, including salary continuation payments made by an Employer on account of sickness or accident, which are paid to a Participant for employment services rendered to an Employer, before reduction for compensation deferred pursuant to the DCP or pursuant to the TDSP, and shall also include (i) payments made to a Participant pursuant to the AARCIP or a successor plan thereto, (ii) awards of restricted stock that are made to a Participant for service in the Company’s fiscal year 1996 or later to supplement an AARCIP award for that fiscal year, which was approximately equal to the maximum AARCIP award then permissible consistent with the shareholder approval applicable to that AARCIP award, valued at the average of the high and low market value on the grant date, and (iii) any performance-related lump sum compensation (i.e., lump sum payments other than expense or tuition reimbursements, moving expense reimbursements, lump sum payments for eligible unused vacation, worker’s compensation payments, award payments for suggestions, severance payments or any other non-performance related payments) made on or after August 1, 1997, but shall exclude all other fees, commissions, special, extra or nonperiodic compensation in any form. Notwithstanding the above, amounts described in clause (iii) shall only be included in Base Salary for officers of any Employer; provided that, for officers of Seneca Resources Corporation, such amounts shall be included in Base Salary solely for purposes of determining such officers’ TDSP-Related Retirement Savings Account Benefit.
     1.3 “Beneficiary” shall mean the person, persons, or entity designated by the Participant to receive any benefits payable under this Plan upon the death of a Participant.
     1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.5 “Committee” shall mean the committee appointed to manage and administer the Plan in accordance with its provisions of Article 6.
     1.6 “Company” shall mean National Fuel Gas Company and all successor companies thereto.
     1.7 “Continuing Service Participant” means a Participant who ceases to be an employee of, but continues to provide services to, any of the 409A Service Recipients following his Retirement or Termination of Employment, or is reasonably expected (at the time of such Retirement or Termination of Employment) to provide services to any of the 409A Service Recipients within 12 months of such termination of employment.
     1.8 “DCP” shall mean the National Fuel Gas Company Deferred Compensation Plan, as amended from time to time or any successor thereto.
     1.9 “Employer” shall mean the Company and each of its subsidiaries which has one or more eligible employees who have been selected to participate in the Plan.
     1.10 “ERP” shall mean the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan, as amended from time to time or any successor thereto.
     1.11 “409A Election Date” means December 31, 2007 or such other date as the Company shall determine to be the latest date that benefits payable under the Plan may commence to be paid based on the Participant’s election as to the form and timing of payment in respect of his or her benefits payable under the Retirement Plan without violating the election requirements applicable under Section 409A of the Code and any regulations, proposed regulations or other guidance promulgated thereunder.
     1.12 “409A Service Recipients” means the Company and each other entity which is in the same controlled group of affiliated employers as the Company, as determined in accordance with the rules under Section 414(b) and (c) of the Code.
     1.13 “Legal Limits” shall mean (i) the provisions of the Retirement Plan and applicable section(s) of the Code that prevent the Retirement Plan from including in calculating “Final Average Pay” compensation deferred pursuant to the DCP, (ii) the maximum amount of annual compensation of an employee that may be taken into account under the Retirement Plan in accordance with Section 401(a)(17) of the Code, as amended and supplemented, and the implementing provisions of the Retirement Plan, but only with respect to Participants who are not members under the ERP, (iii) the nondiscrimination rules under Section 401(a)(4) and the annual limits imposed by Sections 401(k)(3), 401(m)(2), 401(a)(17), 402(g) or 415 of the Code, or a successor to any such sections, and/or (iv) the corresponding requirements of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), respecting the Retirement Plan and respecting deferrals under and employer matching contributions to the TDSP.
     1.14 “Maximum Matching Contribution Percentage” shall mean with respect to a Participant the maximum employer matching contribution percentage applicable to the Participant under the TDSP based on such Participant’s actual contributions under the TDSP.
     1.15 “Participant” shall mean any person currently or formerly in the regular full-time employment of an Employer,
     (a) (i)  who has lost benefits under the TDSP as a result of Legal Limits; and (ii) whose Accounts have not been completely distributed to him or her; or
     (b) (i) who has vested in his or her benefits under the Retirement Plan; (ii) who has lost benefits under the Retirement Plan as a result of Legal Limits; (iii) whose Retirement Plan benefits have not been completely distributed to him or her; and (iv) who is not a member under the ERP.
     1.16 “Plan” shall mean the National Fuel Gas Company Tophat Plan, as amended from time to time or any successor thereto.

     1.17 “Plan Year” shall mean the 12 consecutive month period commencing on August 1 and ending on the next following July 31.
     1.18 “Policies” shall mean the policies described in Section 7.1.
     1.19 “Retirement” and “Retire” shall mean severance from employment with the Employer at or after the attainment of age fifty-five (55), or prior thereto pursuant to the disability retirement provisions of the Retirement Plan; provided, however, that in the case of any Continuing Service Participant, the terms Retirement or Retire (and any similar terms used in this Plan) shall be deemed to refer to the date at which such Participant incurs a “separation from service,” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, from the 409A Service Recipients. This means that rather than being entitled to commence to receive a distribution hereunder upon, or at a specified time following, Retirement, a Continuing Service Participant shall only be entitled to receive such distribution upon, or at a specified time following, such a separation from service.
     1.20 “Retirement Plan” shall mean the National Fuel Gas Company Retirement Plan, as amended from time to time or any successor thereto.
     1.21 “Retirement Plan-Related Tophat Benefit” shall mean the tophat benefit described in Section 2.3.
     1.22 “TDSP” shall mean the National Fuel Gas Company Tax-Deferred Savings Plan for Non-Union Employees, as amended from time to time or any successor thereto.
     1.23 “TDSP-Related Matching Benefit” shall have the meaning ascribed thereto in subclause (i) of Section 2.2.
     1.24 “TDSP-Related Retirement Savings Account Benefit” shall have the meaning ascribed thereto in subclause (ii) of Section 2.2.
     1.25 “TDSP-Related Tophat Benefit” shall mean the TDSP-Related Matching Benefit and the TDSP-Related Retirement Savings Account Benefit.
     1.26 “Termination of Employment” shall mean the cessation of a Participant’s employment with the 409A Service Recipients for any reason other than Retirement; provided, however, that in the case of any Continuing Service Participant, the term Termination of Employment (and any similar terms used in this Plan) shall be deemed to refer to the date at which such Participant incurs a “separation from service,” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, from the 409A Service Recipients. This means that rather than being entitled to receive a distribution hereunder upon, or at a specified time following, a Termination of

Employment, a Continuing Service Participant shall only be entitled to receive such distribution upon, or at a specified time following, such a separation from service.
     1.27 “409A Transition Rules” shall mean the rules described in Section 2.3.
ARTICLE 2
Benefits Provided
     2.1 Coordination With Other Benefits. The benefits provided for a Participant under the Plan are in addition to any other benefits to which the Participant may be entitled under any other plan or program of the Employer. This Plan shall supplement and shall not supersede, modify, amend, enhance or diminish any other such plan or program except as may otherwise be expressly provided.
     2.2 TDSP-Related Tophat Benefit. Each Participant who is eligible to participate in the TDSP shall be credited with a TDSP-Related Tophat Benefit equal to the sum of (i) the employer matching contributions that the Participant would have received under the TDSP based on such Participant’s elective deferrals thereunder (“TDSP-Related Matching Benefit”) and (ii) in the case of any Participant who is a Post-2003 Qualified Participant under the TSDP, the additional employer contributions that the Participant would have received under the TSDP had such Participant’s monthly Company Contribution Compensation (as defined in the TSDP) been equal to his Base Salary as defined for purposes of this Plan (“TDSP-Related Retirement Savings Plan Account”), in each case (x) assuming that the Participant’s deferrals and entitlements to employer contributions were not limited by the Legal Limits and (y) reduced by the actual corresponding contribution made for his benefit under the TSDP.
     (a) Example. This example shall illustrate how the TDSP-Related Matching Benefit provisions of this Section 2.2 are to be applied. Assume that a particular Participant’s TDSP deferral percentage (salary contribution percentage) is 6%, and that his or her Maximum Matching Contribution Percentage under the TDSP is 6%. Also assume that his or her Base Salary as defined in the Plan for that calendar year is $399,000 (i.e., $285,000 base annual pay plus $114,000 paid under the AARCIP), that his or her base salary as defined in the TDSP for the same period is $285,000, that the Code §401(a)(17) limit for that year is $225,000, that the Code §402(g) limit is $15,500 for that year, and that the Code §401(k)(3) and §415 limits do not adversely affect the Participant in this example.
     Under the TDSP, the Participant would be entitled to a Maximum Matching Contribution of $13,500 (6% x $225,000 Code §401(a)(17) limit). Under Section 2.2, the Participant would receive a TDSP-Related Matching Benefit of $10,440 (i.e., 6% x [$399,000 minus $225,000 base salary taken into account under the TDSP]). Therefore, the total aggregate “employer matching contribution” received by the Participant would be $23,940 ($13,500 in the TDSP and $10,440 by virtue of the TDSP-Related Matching Benefit).
     (b) Example. This example shall illustrate how the TDSP-Related Retirement Savings Plan Account provisions of this Section 2.2 are to be applied. Assume that a particular Participant is a Post-2003 Qualified Participant under the TSDP with less than eight years of service. Also assume that his Base Salary as defined in the Plan for that calendar year is $420,000 (i.e., $300,000 base annual pay plus $120,000 paid under the AARCIP), that his or her base salary as defined in the TDSP for the same period is $300,000 and his monthly Company Contribution Compensation for the same period is $25,000 ($300,000 divided by 12), that the Code §401(a)(17) limit for that year is $225,000, and that the Code §415 limits do not adversely affect the Participant in this example.
     Under the TDSP, the Participant would be entitled to an allocation to his Retirement Savings Account of $4,500 (2% x $225,000 Code §401(a)(17) limit). Under Section 2.2, the Participant would receive a total tophat of $3,900 (i.e., 2% x [$420,000 minus $225,000 base salary taken into account under the TDSP]). Therefore, the total aggregate “retirement savings contribution” received by the Participant would be $8,400 ($4,500 in the TDSP and $3,900 by virtue of TDSP-Related Retirement Savings Account Benefit).
     As can be seen by these illustrations, the tophats are intended to make up for and not under- or overcompensate for Participants’ losses caused by the various Legal Limits applying to, and the base salary definition of, the TDSP.
     2.3 Retirement Plan-Related Tophat Benefit.
     (a) Tophat. Any loss of benefits to a Participant under the Retirement Plan, which results from deferrals made under the DCP by the Participant, or otherwise are due to the Legal Limits, shall be restored by the Company, provided that such Participant is not also a member of the ERP. Example. An example of the Retirement Plan-Related Tophat Benefit is as follows: Assume that a Participant eligible for this tophat retired in the year 2000, at age 60. Assume that his or her “Final Average Pay” under the Retirement Plan would have been $100,000, had he or she not participated in the DCP. Assume further that, as a result of his or her participation in the DCP, his or her “Final Average Pay” is reduced to $80,000. Assume further that his or her Retirement Plan annuity (expressed as a single life annuity) consequently is reduced from $3,750/month to $3,000/month. This Participant will then receive $750 per month for life under this tophat or the actuarial equivalent thereof, determined using the actuarial assumptions under the Retirement Plan in accordance with the form of payment elected (or, absent such an election, the four-year period certain annuity described in Section 3.2(b)(i)).

     (b) Distribution Elections. The following rules shall apply with respect to distribution elections made in respect of the Retirement Plan-Related Tophat Benefit under this Section 2.3:
     (i) Pursuant to the transitional rules contained in the Internal Revenue Service guidance and treasury regulations under Section 409A of the Code (the “409A Transition Rules”), a Participant who commences receiving payment of his or her tophat on or prior to the 409A Election Date by reason of Retirement shall receive such payments in the same form as the annuity he or she receives under the Retirement Plan.
     (ii) In accordance with the 409A Transition Rules, a Participant who is entitled to a tophat with respect to any period ending on or prior to the 409A Election Date, and who does not commence receiving a distribution thereof on or prior to the 409A Election Date, may make an election on or prior to, and effective as of, the 409A Election Date, regarding the distribution of such tophat upon Retirement; provided that (x) any such election shall also be applicable with respect to any tophat accrued by the Participant under this Section 2.3 after the 409A Election Date and (y) Section 3.2(a), if applicable, shall supersede any such election.
     (iii) A Participant who commences participation in the Plan after the 409A Election Date may make an election regarding the distribution of the tophat accrued under this Section 2.3 at such times (but no later than 30 days after the date that participation in the Plan shall commence) and in such manner as shall be prescribed by the Committee.
     (iv) A Participant may only change an election previously filed pursuant to this Section 2.3(b) in accordance with the conditions specified in this subclause (iv). Except as otherwise expressly provided below, any such change in such an election, whether as to when payment of Retirement Plan-Related Tophat Benefit is to commence or the form of distribution of such Retirement Plan-Related Tophat Benefit, must (1) be made in writing, (2) be delivered at least 12 months prior to date as of which the Participant’s Retirement Plan-Related Tophat Benefit would otherwise commence to be paid hereunder, and (3) delay commencement of payment of such Retirement Plan-Related Tophat Benefit for at least five years from the date payment of such Retirement Plan-Related Tophat Benefit would otherwise have commenced. Notwithstanding the foregoing, a Participant who has elected under Section 3.2(b) to receive a distribution in the form of a life annuity, a ten-year period certain and life annuity or either joint and survivor annuity form may elect to change from that form to any other annuity form at any time prior to the commencement of the receipt of Retirement Plan-Related Tophat Benefit hereunder. For example, a Participant who has elected to receive his Retirement Plan-Related Tophat Benefit in the form of an annuity just for his life may change that election to a joint and survivor annuity without the 12 months advance notice and five year delay in commencement of payments described in this subclause (iv).
     2.4 Distribution of TDSP-Related Tophat Benefit.
     (a) Benefits Accrued Prior to August 1, 2005. The following rules shall apply with respect to the TDSP-Related Tophat Benefits accrued prior to August 1, 2005:
     (i) The TDSP-Related Tophat Benefit accrued by a Participant who previously elected to receive such benefit upon Termination of Employment or Retirement shall be distributed to such Participant as soon as practicable after July 31, 2005 during the calendar year 2005; and
     (ii) The TDSP-Related Tophat Benefit accrued by a Participant who previously elected to receive such benefit on an annual basis shall be distributed to such Participant, to the extent not previously distributed, in August 2005.
     (b) Benefits Accrued After July 31, 2005. The TDSP-Related Tophat Benefit accrued by a Participant in any calendar year with respect to services after July 31, 2005 shall be distributed in a lump sum payment no later than March 15 of the calendar year following the calendar year in which such benefit is accrued.
ARTICLE 3
Participants’ Termination of Employment
     3.1 TDSP-Related Tophat Benefits.
     (a) Termination. If the Participant Retires or incurs a Termination of Employment by means other than death, such Participant shall receive a lump sum payment equal to the value, as of the date of such Termination of Employment or Retirement, of the Participant’s TDSP-Related Tophat Benefit with respect to the year of Termination of Employment or Retirement. Such TDSP-Related Tophat Benefit shall be distributed 30 days after such Termination of Employment or Retirement.
     (b) Death. If the Participant incurs a Termination of Employment by reason of death, his or her Beneficiary shall receive a lump sum payment equal to the value, as of the date of such Termination of Employment, of the Participant’s TDSP-Related Tophat Benefit with respect to the year of such Termination of Employment. Such benefit shall be paid 60 days after the Participant’s date of death.

     3.2 Retirement Plan-Related Tophat Benefits.
     (a) Termination.
     (i) If the Participant incurs a Termination of Employment by means other than death, and the Participant is not vested in his or her benefits under the Retirement Plan, such Participant shall receive no benefit under this Plan.
     (ii) If the Participant incurs a Termination of Employment after January 1, 2005 other than due to death, is then less than 55 years old and is vested in his or her benefits under the Retirement Plan, such Participant shall receive a lump sum payment on the six month anniversary of the Participant’s Termination of Employment in an amount equal to the present value of such Retirement Plan-Related Tophat Benefit as of the date of such six month anniversary. Such lump sum payment shall be determined using a discount rate equal to the then-current yield to maturity on 30-year Treasury securities, or in such other manner as the Committee reasonably determines
     (iii) Special Transitional Rules. Notwithstanding Section 3.2(a)(ii), pursuant to the Transitional Rules the lump sum payment payable to a Participant under Section 3.2(a)(ii) or 3.2(b) who (x) had a Termination of Employment in 2005 shall be made 30 days following such Termination of Employment, on the basis that the Participant shall have terminated participation in the Plan, and shall be valued as of the date of such Termination of Employment, or (y) had a Termination of Employment prior to 2004 but did not receive a lump sum payment prior to 2005, shall be paid on January 31, 2006, on the basis that the Participant shall have terminated participation in the Plan as of January 1, 2006, and shall be valued as of January 1, 2006.
     (b) Retirement. When a Participant Retires after January 1, 2005, he or she shall receive his or her Retirement Plan-Related Tophat Benefit in whichever of the available forms of distribution (and with any actuarial reduction, as appropriate) shall be required under Section 3.2(a) or elected by such Participant in accordance with Section 2.3; provided that a Participant who Retires and commences distribution of his Retirement Plan-Related Tophat Benefit after the 409A Election Date, but fails to make a distribution election in accordance with Section 2.3 with respect to a payment commencing after the 409A Election Date shall be paid the present value of his or her Retirement Plan-Related Tophat Benefit in the form of the four-year period certain annuity referenced in subclause (i) below.
     (i) Four-Year Certain Annuity. The Retirement Plan-Related Tophat Benefit may be paid in a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the Plan, and a 6 percent annual interest rate or discount rate) of the Participant’s Retirement Plan-Related Tophat Benefit. Except to the extent commencement of such benefits is delayed in accordance with Section 2.3(b)(iv), the first payment will paid on the six-month anniversary of the date of the Participant’s Retirement; provided that, at the time the Participant makes an election pursuant to Section 2.3(b), a Participant who is not subject to the delay in commencement applicable under Section 2.3(b)(iv) may elect to have the first payment be payable on the later of (i) the six-month anniversary of the Participant’s Termination of Employment with the Company and its Subsidiaries and (ii) the first business day of the calendar year following the Participant’s Retirement. Each installment after the first installment shall be paid on each of the first three anniversaries of the date on which the first installment is due to be paid.
     (ii) Single Life Annuity. The Retirement Plan-Related Tophat Benefit may be paid in the form of a single life annuity for the Participant’s lifetime payable in equal monthly installments.
     (iii) Ten-Year Period Certain and Life. The Retirement Plan-Related Tophat Benefit may be paid in the form of an annuity in monthly installments for ten years from the Participant’s Retirement and for life thereafter if the Participant survives such ten-year period. If the Participant’s death occurs within such ten-year period, annuity payments shall continue for the remainder of the ten-year period to the Participant’s Beneficiary. To provide for the possibility that benefit payments will continue after the Participant’s lifetime, the benefit payable to the Participant during his or her lifetime under this Section 3.2(b)(iii) shall be reduced from the benefit that would have been payable as a single life annuity under Section 3.2(b)(ii), based on the same factors that would apply were such benefit payable under the Retirement Plan, including the Participant’s age. No adjustment shall be made to the amount payable to the Participant in the event that no survivor benefit should become payable because the Participant lives longer than 10 years following the date the Retirement Plan-Related Tophat Benefit commence to be paid.
     (iv) Joint and Survivor Annuity. The Retirement Plan-Related Tophat Benefit may be paid in the form of a joint and survivor annuity so that the Participant receives a monthly installment for the duration of the Participant’s life and the Participant’s Beneficiary receives a monthly installment for the duration of his or her life in an amount that is either 50% or 100% of the Participant’s monthly installment, as so elected by the Participant. To provide for the possibility that benefit payments will continue after the Participant’s lifetime, the benefit payable to the Participant during his or her lifetime under this Section 3.2(b)(iv) shall be reduced from the benefit that would have been payable as a single life annuity under Section 3.2(b)(ii), based on the same factors that would apply were such benefit payable under the Retirement Plan, including the Participant’s age and that of his or her Beneficiary. No adjustment shall be made to the amount payable to the Participant in the event that no survivor benefit should become payable because the Beneficiary that the Participant selects shall not survive the Participant. Notwithstanding the previous sentence, if the Beneficiary selected hereunder is the Participant’s spouse and if said spousal Beneficiary dies prior to the fifth anniversary of the Participant’s retirement date, the Participant’s benefit shall be adjusted to be that which would have been payable as a single life annuity under Section 3.2(b)(ii), as of the first of the month coinciding with or next following the spouse’s date of death. There will be no actuarial adjustment made in calculating the benefit under this Section 3.2(b)(iv) as a result of the availability of this pop-up benefit other than as provided to reflect commencement of benefits prior to the Normal Retirement Date.
     (v) Annuities. Unless the Participant shall have elected a later commencement date pursuant to Section 2.3(b), including but not limited to Section 2.3(b)(iv), payment of the first monthly installment of any annuity (other than the four-year period certain annuity) shall commence on the six month anniversary of the Participant’s Retirement. The first payment to be made hereunder in respect of any annuity shall be equal to the sum of (i) the monthly payments that would have been made to such Participant from the date of his Retirement (but for the six month delay required to comply with Section 409A of the Code), and (ii) an amount of interest on each monthly payment referenced in subclause (i), at the short-term applicable federal rate (within the meaning of Section 1274(d) of the Code), compounded semi-annually, in effect for January in the calendar year in which the Participant Retires (or at such other rate as the Committee shall specify from time to time), from the date such payment would have been made to the six month anniversary of such Retirement. Each subsequent payment of any monthly annuity payment will be in the amount, and paid at the time, it is otherwise payable without regard to the six month delay in payment required hereunder. Notwithstanding the preceding sentence, with respect to a Retirement that occurred in 2005, amounts that would have been payable for the lesser of (i) the six months following such Retirement or (ii) through December 31, 2005, may be paid in accordance with the 409A Transition Rules at any time during 2005, on the basis that such payment is a partial cancellation of such Participant’s participation in the Plan.
     (vi) Survivor Benefits. If the Participant’s Retirement Plan-Related Tophat Benefit is payable to the Participant in the form of the four-year certain annuity, and the Participant dies after Retirement but prior to the date the last installment of such benefit is paid, any installments remaining to be paid at the date of the Participant’s death will be paid to the Participant’s Beneficiary at the same time and in the same amounts as they would have been paid to the Participant. If the Participant has Retired and selected an optional form of distribution (other than the four-year period certain annuity) under which a portion of such Retirement Plan-Related Tophat Benefit is eligible to be paid to his Beneficiary after the Participant’s death, such benefits shall be paid in accordance with the terms of the form of distribution elected by the Participant; that is (i) with respect to any remaining payments related to the minimum 120 payments payable under the Ten-Year Certain and Life Option, such remaining monthly payments shall continue to be paid to the Participant’s Beneficiary at the same time and in the same amounts as they would have been payable to the Participant, until a total of 120 monthly payments have been made to the Participant and the Participant’s Beneficiary (at which time payment to the Beneficiary will cease) and (ii) with respect to either joint and survivor annuity options, in the form of an annuity for the lifetime of the Participant’s Beneficiary (if living at the time of the Participant’s death) in a monthly amount that is equal to the percentage (50% or 100%) of the monthly benefit payable to the Participant immediately prior to his or her death that was elected by the Participant pursuant to Section 3.2(b)(iv). In the event that a Participant dies within the six month period following Retirement and has elected to receive his or her Retirement Plan-Related Tophat Benefit in a form of an annuity (other than the four-year period certain annuity) that provides for survivor benefits to be paid following his death, any survivor benefit payable to the Participant’s Beneficiary in respect of the Retirement Plan-Related Tophat Benefit shall commence on the first day of the month following the Participant’s death and the Participant’s Beneficiary shall immediately receive any benefits that would have been payable to the Participant assuming payment to the Participant had commenced without delay following his Retirement, including, where applicable, interest at the rate specified in Section 3.2(b)(v) for the period of any such delay in payment.
     (vii) Right to Adjust. The Committee shall have the right to adjust Retirement Plan-Related Tophat Benefit payable under this Plan to correct errors, and/or to provide uniform treatment of Participants, retired Participants or Beneficiaries.
     (c) Death.
     (i) If the Participant incurs a Termination of Employment by reason of death, and the Participant has no surviving spouse, no benefits shall be paid with respect to the Participant under this Plan.
     (ii) If the Participant incurs a Termination of Employment by reason of death, and the Participant has a surviving spouse, such surviving spouse shall receive a Retirement Plan-Related Tophat under this Plan if and to the extent he or she (A) receives a spouse’s pre-retirement death benefit under the Retirement Plan and (B) such pre-retirement death benefit is less than the pre-retirement death benefit that would have been payable but for the operation of Legal Limits. The benefit payable under this Section 3.2(c)(ii) shall equal the excess of (A) the pre-retirement death benefit that would have been payable under the Retirement Plan disregarding the Legal Limits over (B) the pre-retirement death benefit actually payable under the Retirement Plan, and shall be paid in the form of an annuity over the life of the surviving spouse. Such annuity shall commence within 60 days after the Participant’s date of death. The annuity payable to the surviving spouse shall be based on the actuarial assumptions contained in the Retirement Plan.
     (iii) If a Participant incurs a Termination of Employment or Retires other than due to death and is to receive payment of the Retirement Plan-Related Tophat in a lump sum under Section 3.2(a) or in an annuity without a survivor benefit, and dies prior to payment of such lump sum or commencement of such annuity due to the six-month delay in payment required under either such Section, such lump sum or the amount that would have been payable to such Participant as an annuity (with interest determined as provided above in Section 3.2(b)(v)) shall be paid to such Participant’s Beneficiary on the six month anniversary of the Participant’s Termination of Employment or Retirement, as the case may be.
     3.3 Lump Sum Cash-Out of De Minimis Tophat Benefits. Notwithstanding any other provision herein to the contrary, a Participant who Retires or incurs a Termination of Employment and the sum of whose TDSP-Related Tophat Benefit and Retirement Plan-Related Tophat Benefit do not together exceed the amount limitation applicable to accelerated cash-out of de minimis payments permitted under Section 409A of the Code and the IRS guidance thereunder, shall be paid the value of his or her tophat benefits hereunder in a lump sum on or before the later of (i) December 31 of the calendar year in which the Termination of Employment or Retirement occurs or (ii) the date that is 2 1/2 months after the date of the Termination of Employment or Retirement.
ARTICLE 4
Beneficiary Designation
     4.1 Beneficiary Designation. Except with respect to benefits hereunder that are payable solely to a surviving spouse, each Participant shall have the right, at any time, to designate any person, persons or entity as his or her primary and secondary Beneficiary or Beneficiaries to receive amounts payable under the Plan.
     4.2 Change of Beneficiary Designation. Any Beneficiary designation may be changed by a Participant at any time by executing and filing a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. The Committee shall be entitled to rely on the last designation filed by the Participant prior to his or her death. In addition, the Committee may provide that the Beneficiary designation made under the DCP and/or Retirement Plan shall apply to the respective tophats that may be provided under this Plan.
     4.3 No Beneficiary Designation. If a Participant fails to designate a Beneficiary in accordance with Section 4.1, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the benefits (if any) payable under the Plan upon the Participant’s death, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s surviving spouse. If the Participant has no surviving spouse, any benefits payable under the Plan upon the Participant’s death shall be paid to the personal representative, executor or administrator of the Participant’s estate.
     4.4 Effect of Payment. The payment of benefits under the Plan to the named Beneficiary shall completely discharge the Employer’s obligations under this Plan.
ARTICLE 5
Termination and Modification
     5.1 Termination and Amendment. The Company reserves the right to terminate or amend the Plan in whole or in part at any time. Such termination or amendment shall have a binding effect on Participants and their Beneficiaries. Upon termination of the Plan, the Participants’ accounts shall be paid out in accordance with the distribution provisions contained in the Plan immediately prior to such termination.
     5.2 Limited Power of President to Amend Plan. The President is empowered to amend, restate or otherwise change the Plan (i) as counsel may advise to be necessary or appropriate in order to ensure that the Plan continues to operate as a plan of deferred compensation for tax purposes, remains exempt from many of the provisions of ERISA and otherwise continues to fulfill the purposes for which the Plan was adopted and intended, (ii) as he or she may deem necessary in order to make technical or clarifying changes not inconsistent with or in order to fulfill the purposes of the Plan, (iii) as counsel may advise to be necessary to reflect new or revised Legal Limits, and (iv) in other respects except as will materially increase the cost of the Plan to the Company or its subsidiaries or the benefits of the Plan to Participants.
ARTICLE 6
Administration
     6.1 Committee Duties. This Plan shall be administered by a Committee, the members of which shall be appointed by the Board of Directors of the Company. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules, regulations, and procedures for the administration of this Plan, and to decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Members of the Committee who are eligible to participate in the Plan may participate to the same extent as other Participants but shall not take part in any determination directly relating only to their own participation or benefits.
     6.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents, including employees of the Company and Participants, and may delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.
     6.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
     6.4 Indemnity of Committee. The Company and Employer shall indemnify and hold harmless the members of the Committee and their agents and delegates against any and all claims, losses, damage, expense (including counsel fees) or liability arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or agents.
     6.5 Section 409A of the Code. Notwithstanding anything herein to the contrary, neither the Committee nor any delegate thereof shall take any action under the Plan, including without limitation pursuant to this Section 6, which would result in the imposition of an additional tax under section 409A of the Code on a Participant.
ARTICLE 7
Miscellaneous
     7.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of any Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer (“Policies”). Such Policies or other assets of the Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer’s assets and Policies shall be, and remain, the general assets of the Employer. The Employer’s obligation under the Plan shall merely constitute an unfunded and unsecured promise of the Employer to pay money in the future.
     7.2 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof or interest therein. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
     7.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his or her Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to deny to the Employer the right to discipline a Participant (including reducing his or her salary) or discharge him or her at any time.
     7.4 Health Information. The Participant shall provide to the Company, if so requested and as a precondition for Plan participation, all health information and other information as the Company may require in order to purchase Policies.
     7.5 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of New York.
     7.6 Withholding. All payments that are to be made by an Employer to a Participant shall be subject to withholding for any and all taxes as the Employer in its discretion deems appropriate.
     7.7 Binding Effect. The provisions of this Plan shall bind the Participant and his or her Beneficiaries, and shall bind and inure to the benefit of the Employer and its successors and assigns.
     7.8 Borrowing. No portions of any accounts may be borrowed by a Participant or his or her Beneficiaries under this Plan.
     7.9 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     7.10 Incapacity of Person Entitled To Payment. If the Committee shall reasonably determine, upon evidence satisfactory to it, that it is not desirable, because of the incapacity of the person who shall be entitled to receive any payment in accordance with the provisions of the Plan, to make such payment directly to such person, the Committee may apply such payment for the benefit of such person in any way that the Committee shall deem advisable, or the Committee may make such payment to any third person who, in the judgment of the Committee, will apply such payment for the benefit of the person entitled thereto. Such payment for the benefit of the person entitled thereto, or to a third person for his or her benefit, shall be a complete discharge of all liability with respect to such payment. The Committee may retain any amount that would otherwise be payable in accordance with the provisions of the Plan to a person who may be under legal disability until a representative of such person competent to receive such payment on his or her behalf shall have been appointed pursuant to law.
     7.11 Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     7.12 Construction. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.